Exhibit 16.1

Deloitte & Touche LLP
100 Kimball Drive
Parsippany, NJ 07054-0319
USA

Tel:	973 602 6000
Fax:	973 602 5050
www.deloitte.com

April 27, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Realogy Corporation’s Form 8-K dated April 27, 2009, and have the following comments:

1)	We agree with the statements made in the second, third, fourth and fifth paragraphs.

2)	We have no basis which to agree or disagree with the statements made in the first paragraph.

Yours truly,

/s/ Deloitte & Touche LLP